EXHIBIT 10.15

LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Lease”), is entered into this 12th day of December, 2012, by and between the Landlord and the Tenant hereinafter named.

ARTICLE I.  Definitions and Certain Basic Provisions.

1.1	(a)	“Landlord”:	41 INDUSTRIAL CENTER LIMITED PARTNERSHIP

	(b)	Landlord’s Address:	c/o Gelman Management Company Suite 800 2120 L Street, NW Washington, D.C. 20037 Attention: Steven Padgett, CFO

	with a copy of default notices to:		Grossberg, Yochelson, Fox & Beyda, LLP 2000 L Street, N.W., Suite 675 Washington, D.C. 20036 Attention: Michael D. Ravitch, Esq.

	(c)	“Tenant”:	AnythingIT, Inc., a Delaware corporation

	(d)	Tenant’s Mailing Address:	17-09 Zink Place, Unit 1 Fair Lawn, NJ 07410 Attention: Gail Babitt, CFO

	with a copy of default notices to:		Pearlman & Schneider LLP 2200 Corporate Blvd NW, Ste 210 Boca Raton, FL 33431-7307 Attention: James S. Schneider

	(e)	Tenant’s Trade Name:	AnythingIT

	(f)	Tenant’s Address at Demised Premises:	41 Industrial Center, 2412 S. Gelman Place Tampa, Florida 33619

(g)
“Demised Premises”:   approximately 30,050 square feet of space in the building (the “Building”) known by street address as 2412 S. Gelman Place, Tampa, Florida, such premises being shown and outlined on the plan attached hereto as Exhibit A, and situated upon the property described in Exhibit “A” attached hereto.

	(h)	Lease Term: Commencing on the “Commencement Date” as hereinafter defined and ending at midnight on the last day of the thirty-eighth (38) month following the Commencement Date (such 38 month period being referred to herein as the “Initial Term”), subject to Tenant’s renewal options set forth in Article XXV below.

	(i)	Minimum Guaranteed Rental. The annual Minimum Guaranteed Rental for the Demised Premises is as follows:

Portion of Lease Term	Minimum Guaranteed Rental	Monthly Installment
March 1, 2013 – February 28, 2014	$100,667.50	$8,388.96
March 1, 2014 – February 28, 2015	$103,687.53	$8,640.63
March 1, 2015 – February 29, 2016	$106,798.15	$8,899.85

In addition to the Minimum Guaranteed Rental set forth above, Tenant shall be responsible for payment of all State, County, and municipal Sales and Use Taxes applicable to the rent payable hereunder.  Such taxes shall be paid at the same time as the monthly installment of Minimum Guaranteed Rental.

This is a triple net lease.

(j)	“Security Deposit”: $60,000, subject to reduction as provided in Section 18.8 below.

(k)	Permitted Use: general office, sales, distribution and warehouse use within the Demised Premises.

(l)
Tenant’s Proportionate Share:   15.28% and is computed based on the ratio that the total rentable area of the Demised Premises bears to the total rentable area in all buildings on the Real Property which is presently one hundred ninety-six thousand six hundred thirty-six (196,636) square feet of rentable space.

1.2           The sum of:  Minimum Guaranteed Rental for the first Lease Year of the initial Lease Term payable in monthly installments as set forth in Article I, Section 1.1 (i) of:

Amount of monthly installment	$8,388.96

Sales and Use Tax thereon	$587.23

Monthly Payment Total	$8,976.19

1.3           Tenant shall be required to pay monthly estimated payments for Tenant’s Proportionate Share of Common Area Maintenance Costs (as set forth in Section 5.2 below and estimated to be $0.40 per square foot for the 2012 calendar year), Tenant’s Proportionate Share of Taxes (as set forth in Section 17.2 below and estimated to be $0.55 per square foot for the 2012 calendar year) and Tenant’s Proportionate Share of Insurance costs (as set forth in Section 12.4 below and estimated to be $0.45 per square foot for the 2012 calendar year).  The sum of such estimates for the first year of the initial Lease Term (based on calendar year 2012 estimates) consist of:

Common Area Maintenance Costs	$1,001.67
Taxes	$1,377.29
Insurance	$1,126.88
Monthly Payment Total	$3,505.84

1.4           Each of the foregoing definitions and basic provisions shall be construed in conjunction with and limited by references thereto in other provisions of this Lease.

ARTICLE II.  Granting Clause.

2.1           In consideration of the obligation in Tenant to pay rent and other charges as herein provided and in consideration of the other terms, covenants and conditions hereof, commencing on the Commencement Date and continuing for the remainder of the Lease Term, unless earlier terminated in accordance with the terms and provisions of this Lease, Landlord hereby demises and leases to Tenant, and Tenant hereby takes from Landlord, the Demised Premises as described in Article I, Section 1.1.  TO HAVE AND TO HOLD said premises for the Lease Term specified in Article I, Section 1.1, all upon the terms and conditions set forth in this Lease.

ARTICLE III.  Delivery of Demised Premises.

3.1           Landlord shall deliver possession of the Demised Premises to Tenant in “as is” condition without any representation or warranty by Landlord as to the condition thereof and without Landlord performing or providing any labor, work or material therefore except as set forth on Exhibit “C” attached hereto (collectively, the “Landlord’s Work”).  Landlord agrees to perform the Landlord’s Work in a good and workmanlike manner and to use commercially reasonable efforts to substantially complete the Landlord’s Work by December 31, 2012.  If Landlord shall be unable to give possession of Demised Premises on the Commencement Date by reason of the holding over or retention of possession of any tenant or occupant, or if the Landlord’s Work has not yet been substantially completed, or for any other reason, Landlord shall not be subject to any liability for failure to give possession on said date.  Under such circumstances rent reserved and covenanted to be paid herein shall not commence until possession of Demised Premises is given or the Demised Premises is available for occupancy by Tenant with the work required under Exhibit “C” substantially completed, and no such failure to give possession on the Commencement Date shall in any other respect affect the validity of this Lease or the obligations of Tenant hereunder.  However, if Landlord shall be delayed in the completion of its work by reason of any act or omission of Tenant, or any agent, employee or contractor of Tenant (collectively, a “Tenant Delay”), such Tenant Delay shall not affect the Commencement Date, and the Commencement Date shall be determined by Landlord based upon the date the work required of Landlord would have been completed in the absence of such Tenant Delay.  Promptly after the determination of the Commencement Date and the Rent Commencement Date (defined below), Landlord and Tenant shall enter into a letter agreement (the “Commencement Letter”) on the form attached hereto as Exhibit “D” setting forth the Commencement Date, Rent Commencement Date, the termination date and any other dates that are affected by the adjustment of the Commencement Date and/or the Rent Commencement Date.  Tenant, within seven (7) days after receipt thereof from Landlord, shall execute the Commencement Letter and return the same to Landlord.

3.2   The Commencement Date of this Lease shall be the earlier of (i) the date Landlord delivers possession of the Demised Premises with the Landlord’s Work substantially completed, or (ii) the date Landlord would have delivered possession of the Demised Premises to Tenant with the Landlord’s Work substantially completed absent any Tenant Delay, provided, however, in no event shall the Commencement Date occur prior to January 1, 2013 unless Tenant commences business operations in the Demised Premises prior to such date.  Occupancy of the Demised Premises by Tenant prior to the Commencement Date shall be subject to all of the terms and provisions of this Lease excepting only those requiring the payment of rent.  The Rent Commencement Date shall be the date which is two (2) months following the Commencement Date (e.g., if the Commencement Date is January 1, 2013, the Rent Commencement Date shall be March 1, 2013).

3.3   The first “Lease Year” is that period commencing on the Rent Commencement Date and ending on the last day of the month in which the first anniversary of the Rent Commencement Date occurs, provided that if the Rent Commencement Date shall occur on a first day of a month, then the Lease Year shall end on the last day of the month immediately preceding the first anniversary of the Rent Commencement Date.  Each Lease Year other than the first Lease Year shall commence on the date next following the expiration of the previous Lease Year and shall continue for a period of one full year therefrom, unless this Lease or any applicable extension expires or is terminated, in which event the last Lease Year shall end on the date of such termination or expiration.

ARTICLE IV.  Monthly Payment

4.1            The Monthly Payment for the first year of the Lease, as specified in Article I, Section 1.2, shall accrue hereunder from the Rent Commencement Date, and shall be payable at the place designated for the delivery of notices to Landlord at the time of payment, without demand and without set-off or deduction, for any reason whatsoever, except as herein provided.  Monthly Payment shall mean the sum of Minimum Guaranteed Rental in monthly installments in the amount specified in Article I, Section 1.1, for the first year of the initial Lease Term and as increased, if so, as set forth under Section 1.1(i)above.

4.2            Tenant shall pay to Landlord the Minimum Guaranteed Rental for the Demised Premises in advance in equal monthly installments in the amounts provided under Section 1.1(i) above.  The first such monthly installment of Minimum Guaranteed Rental shall be due and payable upon execution of the Lease, and subsequent installments shall be due and payable on or before the first day of each calendar month during the Lease Term (commencing on the first day of the second calendar month of the first Lease Year); subject to increases as set forth in Section 1.1(i) above.

4.3            Following the first Lease Year, Tenant shall pay to Landlord Minimum Guaranteed Rental in accordance with the rent schedule set forth in Section 1.1(i) above.  The term “additional rent” as used in this Lease shall refer to all other amounts due Landlord under the terms of this Lease.

4.4            During the initial Lease Term and all additional terms of this Lease, Tenant shall pay, with each monthly installment of Minimum Guaranteed Rental, and on all additional rent required under this Lease, all applicable Florida and local option sales and use tax, without deduction, offset or counterclaim.

ARTICLE V.  Common Area

5.1           The “Common Area” shall refer to those portions of the real property described in Exhibit A attached hereto (the “Real Property” or the “Project”) which are reserved by Landlord for the common use of all tenants, including the parking area, sidewalks, landscaping, curbs, loading areas, private streets and alleys, lighting facilities, and other areas and improvements provided by Landlord for the common use of all tenants, all of which shall be subject to Landlord’s sole management and control and shall be operated and maintained in such manner as Landlord, in its exclusive discretion, shall determine.  Landlord reserves the right to change from time to time the dimensions and location of the Common Areas as well as the location, dimensions, identify and type of any building shown on Exhibit A and to construct additional buildings or other improvements in, on or about said Real Property, and to eliminate buildings from the plan shown on Exhibit A.  Tenant and its employees, customers, subtenants, and licensees shall have the nonexclusive right and license to use the Common Area as constituted from time to time, such use to be in common with Landlord, other tenants of the Real Property and other persons permitted by Landlord to use the same, and subject to such reasonable rules and regulations governing use as Landlord may from time to time prescribe, including the designation of specific areas of the Real Property in reasonable proximity to the Demised Premises in which vehicles owned by Tenant, its employees, subtenants, and licensees shall be parked.  Tenant shall not take any action which would interfere with the rights of other persons to use the Common Area without the prior written consent of the Landlord.  Landlord may temporarily close any part of the Common Area for such periods of time as may be necessary to prevent the public from obtaining prescriptive rights or to make repairs or alterations.

5.2           Commencing on the Rent Commencement Date and continuing for the remainder of the Lease Term, Tenant agrees to pay Tenant’s Proportionate Share of the Common Area Maintenance Costs (defined below) incurred by Landlord.  The term “Common Area Maintenance Costs” shall include but not be limited to, all direct and indirect costs, services, expenses, obligations or fees which relate to the buildings located on the Real Property (such buildings and real property being collectively referred to herein as the “Project”) including those costs incurred for lighting, water and sewer service, painting, cleaning, policing, inspecting, landscaping, repairing, replacing, guarding, protecting, striping of parking lanes and driving lanes, removing trash and garbage, reasonable management fees, accounting fees related to the calculation of Common Area Maintenance Costs for the Real Property, including, without limitation, the preparation of annual statements and billing with respect to such Costs, and any other expense related to the overall maintenance and upkeep of the Common Area, including, without limitation, the amortized cost of capital improvements (as distinguished from replacement parts or components installed in the ordinary course of business) made to the Project which are:  (a) performed primarily to reduce operating expense costs or otherwise improve the operating efficiency of the Project; or (b) required to comply with any laws, ordinances or regulations that are enacted, or first interpreted to apply to the Project, after the date of this Lease (collectively, the “Permitted Capital Expenditures” as well as all labor costs for all persons performing services required or utilized in connection with the operation, repair, replacement and maintenance of and control of access to the Project, including but not limited to amounts incurred for wages, salaries and other compensation for services, payroll, social security, unemployment and other similar taxes, workers’ compensation insurance, uniforms, training, disability benefits, pensions, hospitalization, retirement plans, group insurance or any other similar or like expenses or benefits.  Tenant’s Proportionate Share of Common Area Maintenance Costs for the 2012 calendar year are presently estimated to be forty cents ($0.40) per square foot.

Notwithstanding anything to the contrary in this Article V, Tenant’s Proportionate Share of Operating Expenses shall be subject to the limitations set forth in this Section 5.1.  During that portion of the Lease Term occurring in calendar year 2013 (“2013 Period”), Tenant’s Proportionate Share of Operating Expenses for such 2013 Period shall not exceed an amount equal to a fraction (the numerator of which is the number of days in the Lease Term from and after the first day of the first Lease Year occurring in calendar year 2013, and the denominator of which is 365) multiplied by $12,320.50 (i.e., $0.41 per square foot of rentable area in the Premises).  Commencing in calendar year 2014 and continuing through the remainder of the Lease Term, Tenant’s Proportionate Share of Operating Expenses for each calendar year during the initial Lease Term, commencing with calendar year 2014, shall not exceed the Operating Expenses Cap (as defined below).  For purposes hereof, “Operating Expenses Cap” shall mean an amount equal to one hundred three percent (103%) of the actual expenses for Operating Expenses in calendar year 2012, and, for each calendar year thereafter, such cap shall increase by (i) for each calendar year during the initial term of the Lease, three percent (3%) over the Operating Expenses Cap applicable to the immediately preceding calendar year, and (ii) for each calendar year during any Renewal Term of the Lease, four percent (4%) over the Operating Expenses Cap applicable to the immediately preceding calendar year.  It is agreed and acknowledged that the foregoing provisions apply to Operating Expenses only and shall in no event limit Tenant’s obligation to pay Tenant’s Proportionate Share of Taxes as required under Article XVII.

Following the end of each calendar or fiscal year, Landlord shall tender to Tenant a statement (the “Reconciliation Statement”) of Tenant’s Proportionate Share of the Common Area Maintenance Costs.  Tenant agrees to pay Landlord within ten (10) days after demand is made therefor, the amount shown in such Reconciliation Statement.  Copies of Landlord’s Reconciliation Statement of Common Area Maintenance Costs for the Project shall be supplied to Tenant within a reasonable time after Tenant’s written request.  Notwithstanding the foregoing, Landlord reserves the right, throughout the Lease Term, to require that Tenant pay each month in advance, as additional rent, one-twelfth of Tenant’s estimated annual obligation under this Section 5.2.  Such payment shall in no way limit Tenant’s annual obligation.  If the total of such monthly installments paid is less than Tenant’s total obligation, Tenant shall promptly pay the difference upon receipt of Landlord’s year-end Reconciliation Statement.  Any overpayment shall be credited to Tenant’s obligation for the next succeeding period.

ARTICLE VI:  Use and Care of Demised Premises

6.1           The Demised Premises may be used only for the purpose or purposes specified in Article I, Section 1.1 above, and for no other purpose or purposes without the prior written consent of Landlord.  Tenant shall use in the transaction of business in the Demised Premises the trade name specified in Article I, Section 1.1 above and no other trade name without the prior written consent of Landlord.   Tenant shall not at any time leave the Demised Premises vacant, but shall in good faith continuously throughout the Lease Term conduct and carry on in the entire Demised Premises the type of business for which the Demised Premises are leased and Tenant shall, except during reasonable periods for repairing, cleaning and decorating, keep the Demised Premises open for business.

6.2           Tenant shall not, without Landlord’s prior written consent, keep anything within the Demised Premises for any purpose which increases the insurance premium cost or invalidate any insurance policy carried on the Demised Premises or other part of the Real Property without the prior written consent of Landlord provided (i)  Tenant shall pay as additional rental, upon demand of Landlord, any such increased premium cost due to Tenant’s use or occupation of the Demised Premises and (ii) the reason for the increase in insurance cannot be due to Tenant’ storage of Hazardous Substances (define below) or any other items which are stored in violation of applicable laws, regulations or ordinances.  All property kept, stored or maintained within the Demised Premises by Tenant shall be at Tenant’s sole risk.

6.3           Tenant shall not permit any objectionable or unpleasant odors to emanate from the Demised Premises or take any other action which in the exclusive judgment of Landlord would constitute a nuisance or would disturb or endanger other tenants of the Project or unreasonably interfere with their use of their respective premises.

6.4           Tenant shall take good care of the Demised Premises and keep the same free from waste at all times.  Tenant shall keep the Demised Premises and sidewalks, service-ways and loading areas adjacent to the Demised Premises neat and clean at all times.  Tenant will store all trash and garbage within the area designated by Landlord for such trash pickup and removal and only in receptacles from time to time prescribed by Landlord.  Tenant will arrange for pickup of trash and rubbish at Tenant’s expense.  Landlord may, at its sole option, arrange for collection of all trash and garbage and, should Landlord exercise such election, Tenant’s proportionate share of the cost thereof will be part of its Common Area Maintenance Charge.  Tenant shall not operate an incinerator or burn trash or garbage on the Real Property.

6.5           Tenant shall procure, at its sole expense, any permits and licenses required for the transaction of business in the Demised Premises and otherwise comply with all applicable laws, ordinances and governmental regulations.

ARTICLE VII. Maintenance and Repair of Demised Premises

7.1           Landlord shall keep the foundation, the exterior walls (except doors, door closure devices, window and door frames, molding, locks and hardware and painting or other treatment of interior and exterior walls) and roof of the Demised Premises in good repair, except that subject to Section 12.3 below, Landlord shall not be required to make any repairs occasioned by the act or negligence of Tenant, its agents, employees, subtenants and licensees (collectively the “Tenant Parties”), which repairs will be made by Tenant.  In the event that the Demised Premises should become in need of repairs required to be made by Landlord hereunder, Tenant shall give immediate written notice thereof to Landlord and Landlord shall not be responsible in any way for failure to make any such repairs until a reasonable time shall have elapsed after delivery of such written notice.  Landlord shall make all repairs required of it hereunder in a good and workmanlike manner and in a reasonably timely manner following its receipt of written notice from Tenant.  Landlord’s obligation hereunder is limited to repairs specified in the Article VII, Section 7.1 only, and Landlord shall have no liability for any damages or injury arising out of any condition or occurrence causing a need for such repairs.

7.2           Except for the obligations of Landlord under Article VII, Section 7.1, Tenant shall keep the Demised Premises in good, clean condition and shall, at its sole cost and expense, keep the Demised Premises free of pests and rodents, make all needed repairs and replacements, including replacement of cracked or broken glass, and shall keep all plumbing units, pipes and connections free from obstruction.  If any repairs required to be made by Tenant hereunder are not made within a reasonable time after written notice delivered to Tenant by Landlord, Landlord may, at its option, make such repairs without liability to Tenant for any loss or damage which may result to its stock or business by reason of such repairs, and Tenant shall pay to Landlord immediately upon demand as additional rental hereunder the cost of such repairs, and failure to do so shall constitute an event of default hereunder.  At the expiration of this Lease, Tenant shall surrender the Demised Premises in good condition, reasonable wear and tear and loss by fire or other casualty excepted and shall surrender all keys for the Demised Premises to Landlord and shall provide Landlord in writing with all combinations on locks, safes and vaults, if any, in the Demised Premises which Landlord has authorized Tenant to have remain on the Demised Premises following the expiration of the term hereof.

7.3           Maintenance and repair, including replacements, of the air conditioning and heating equipment shall be Tenant’s sole responsibility throughout the entire Lease Term.  Notwithstanding the foregoing, Landlord agrees that the HVAC equipment serving the Demised Premises shall be delivered to Tenant in good working order and other than those repairs to the HVAC equipment required by reason of the negligence or willful misconduct of Tenant, its agents, employees or contractors (which shall be repaired by Tenant at its sole cost and expense), Landlord shall, at its sole cost and expense, make all required repairs to the HVAC equipment serving the Demised Premises for a period of one hundred eighty (180) days following the Commencement Date.

7.4           Notwithstanding anything in this Lease to the contrary, Landlord agrees, at its sole cost and expense, to replace one (1) HVAC unit supplying HVAC service to the office area of the Premises, with one (1) HVAC unit meeting the specifications attached hereto as Exhibit “E”.

ARTICLE VIII.  Alterations

8.1           Tenant shall not make any alterations, additions or improvements to the Demised Premises without the prior written consent of Landlord, provided, however, Tenant shall have the right to install unattached, movable trade fixtures which may be installed without drilling, cutting or otherwise defacing the Demised Premises without the prior consent of Landlord.  In no event shall Tenant be permitted to make any alterations or installations to the roof of the Demised Premises.  Except as provided below, all alterations, additions, improvements and fixtures (other than unattached, movable trade fixtures) which may be made or installed by either party upon the Demised Premises shall remain upon and be surrendered with the Demised Premises and become the property of Landlord at the termination of this Lease, unless Landlord requests their removal in which event Tenant shall remove the same and restore the Demised Premises to their original condition at Tenant’s expense.  Any linoleum, carpeting or other floor covering which may be cemented or otherwise affixed to the floor of the Demised Premises is a permanent fixture and shall become the property of Landlord without credit or compensation to Tenant.  Landlord recognizes that certain trade fixtures of Tenant may be attached to the floor or walls of the Demised Premises.  Tenant may remove any of its trade fixtures upon the termination of this Lease; provided Tenant is not in default under this Lease; and further provided that Tenant repairs any and all damages to the Demised Premises resulting from the removal of its trade fixtures.

8.2           All construction work done by Tenant within the Demised Premises shall be performed in a good and workmanlike manner, in compliance with all governmental requirements, and the requirements of any contract or mortgage to which the Landlord may be a party and in such manner as to cause a minimum of interference with other construction in progress and with the transaction of business on the real property.  Tenant agrees to indemnify Landlord and hold it harmless against any loss, liability of damage resulting from such work, and Tenant shall, if requested by Landlord, furnish bond or other security satisfactory to Landlord against any such loss, liability or damage.

8.3           Tenant agrees that all venting, opening, sealing, waterproofing or any altering of the roof shall be performed by Landlord’s roofing contractor at Tenant’s expense and that when completed Tenant shall furnish to Landlord a certificate from Landlord’s roofing contractor that all such alterations approved by Landlord have been completed in accordance with the plans and specifications therefor approved by Landlord.  Landlord represents that the roof of the Premises is in good condition and any  replacement of the roof which is not caused by Tenant’s or its employees’, agents’ or contractors’ negligence or willful misconduct is considered a capital expenditure to be borne by the Landlord.

ARTICLE IX.  Landlord’s Right Of Access; Use of Roof.

9.1           Landlord shall have the right to enter upon the Demised Premises at any reasonable time for the purpose of inspecting the same, or of making repairs to the Demised Premises, or of making repairs, alterations or additions to adjacent premises, or of showing the Demised Premises to prospective purchases, lessees or lenders.  Except in the event of an emergency (for which no notice shall be required), Landlord shall provide Tenant with reasonable prior notice and shall use reasonable efforts to minimize any disruption to Tenant’s business activities in the Premises in connection with any such entries.

9.2           Except as expressly set forth in Article 27 below, use of the roof above the Demised Premises is reserved solely to Landlord.

ARTICLE X.  Signs.

10.1           All signs, decorations and advertising media shall be subject to the prior written approval of Landlord as to construction, method of attachment, size, shape, height, lighting, color and general appearance.  All signs shall be kept in good condition and in proper operating order at all times.  Subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed, and subject to obtaining all required governmental approvals, Tenant, at its sole cost and expense, shall be permitted to install project signage on the exterior fascia of the Premises.  Notwithstanding the foregoing, Landlord, at Landlord’s sole expense, shall provide Tenant with Building-standard marquis signage.

10.2           The Tenant, upon vacating of the Demised Premises, or the removal or alteration of its sign for any reason, shall be responsible for the repair, painting, and/or replacement of the building fascia surface where signs are attached. Such obligations shall expressly survive the expiration or earlier termination of the Lease.

ARTICLE XI. Utilities.

11.1           Landlord agrees to cause to be provided and maintained the necessary mains, conduits and other facilities necessary to supply water, electricity, telephone service and sewerage service to the Demised Premises.  Tenant shall be responsible for maintaining the necessary mains, conduits and other facilities installed within the Demised Premises to provide such utilities.

11.2           Tenant shall promptly pay all charges for electricity, water, gas, telephone service, sewerage service and other utilities furnished to the Demised Premises and shall promptly pay any maintenance charges therefor.  Landlord may, if mutually agreed, furnish one or more utility services to Tenant, and in such event Tenant shall purchase the use of such services as are tendered by Landlord, and shall pay on demand as additional rental the rates established therefor by Landlord which shall not exceed the rates which would be charged for the same services if furnished directly by the local public utility companies.  Landlord may at any time discontinue furnishing any such service without obligation to Tenant other than to connect the Demised Premises to the public utility, if any furnishing such service.

11.3           Except as expressly provided in this Section 11.3 and Section 14.2 below, no damages, compensation, or claim shall be payable by Landlord, and this Lease and the obligations of Tenant to perform all of its covenants and agreements hereunder shall in no way be affected, impaired, reduced, or excused, in the event that there shall be an interruption, curtailment, or suspension of the Project’s HVAC, utility, sanitary, water, electric or other Project systems serving the Demised Premises or any other services required of Landlord under this Lease (an “Interruption of Service”) by reason of (i) any casualty, (ii) an accident, (iii) an emergency, or (iv) any other causes of any kind whatsoever that are beyond the control of Landlord, including but not limited to, lack of access to the Project or the Demised Premises (which shall include, but not be limited to, the lack of access to the Project or the Demised Premises when it or they are structurally sound but inaccessible due to evacuation of the surrounding area or damage to nearby structures or public areas).  Notwithstanding anything in this Lease to the contrary, if the Project’s HVAC, utility, sanitary, water, electric or other Project systems serving the Demised Premises shall not be furnished by reason of matters within the control of Landlord for more than five (5) consecutive business days and shall render the Demised Premises unusable and Tenant shall actually cease using the Demised Premises, then and in such event all Rent payable hereunder for the Demised Premises shall be abated for the period beginning on the sixth (6th) consecutive business day of such failure and shall continue until use of  the Demised Premises is restored to Tenant.  In no event shall any Rent be abated hereunder by reason of a suspension or interruption caused by any act or omission of Tenant, or any of its agents, employees or contractors.  In addition, if an Interruption of Service shall continue for thirty (30) consecutive days, at any time thereafter, but prior to the resumption of service, Tenant may immediately terminate this Lease by notice to Landlord.

ARTICLE XII. Indemnity, Public Liability Insurance and Fire and Extended Coverage Insurance.

12.1    Landlord shall not be liable to Tenant or to any Tenant Parties, or to any other person or entity, whomsoever, for any injury to person or damage to or loss of property on or about the Demised Premises or the Common Area or any other part of the Project caused by the negligence or misconduct of Tenant, its employees, subtenants, or licensees, or arising out of the use of the Demised Premises by Tenant and the conduct of its business therein, or arising out of any breach or default by Tenant in the performance of its obligations hereunder or resulting from any other cause except Landlord’s negligence, and Tenant hereby agrees to indemnify and hold harmless, Landlord, its managing agent Gelman Management Company, its employees and agents (collectively the “Landlord Parties”), from any loss, expense or claims arising out of such damage or injury.  The provisions of the foregoing indemnity shall survive the termination of this Lease with respect to any claims or liability accruing prior to such termination.

12.2           Tenant shall procure and maintain throughout the Lease Term a policy or policies of insurance at its sole cost and expense, insuring both Landlord, its management agent and Tenant against all claims, demands or actions arising out of or in connection with Tenant’s use or occupancy of the Demised Premises, or by the condition of the Demised Premises, the limits of such policy or policies to be in an amount not less than $1,000,000.00 in respect of injuries to or death of any one person, and in an amount not less than $1,000,000.00 in respect of any one accident or disaster, and in an amount not less than $1,000,000.00 in respect of property damaged or destroyed, and to be written by insurance companies satisfactory to Landlord.  In addition, Tenant shall keep its furniture, fixtures and equipment insured against loss by fire or other casualty, in an amount equal to the replacement value of such furniture, fixtures and equipment, and said policy shall include a standard waiver of subrogation clause against Landlord.  Tenant shall obtain a written obligation on the part of each insurance company to notify Landlord at least twenty (20) days prior to cancellation of such insurance.  Such policies or duly executed certificates of insurance shall be promptly delivered to Landlord by the Commencement Date and renewals thereof as required shall be delivered to Landlord at least thirty (30) days prior to the expiration of the respective policy term.  Tenant’s failure to comply with the foregoing requirements relating to insurance shall constitute an event of default hereunder.  In addition to the remedies provided in Article XII of this Lease, Landlord may, but is not obligated to obtain such insurance and Tenant shall pay to Landlord upon demand as additional rental the premium cost thereof plus interest at the rate of eighteen percent (18%) per annum from the date of payment by Landlord until repaid by Tenant.

12.3           Landlord and Tenant agree and covenant that neither shall be liable to the other for loss arising out of damage to or destruction of the Demised Premises or contents thereof when such loss is caused by any perils included within standard fire and extended coverage insurance policies of the State of Florida; this agreement shall be binding whether or not such damage or destruction be caused by negligence of either party or their agents, employees or visitors.

12.4           Commencing on the Rent Commencement Date and continuing for the remainder of the Lease Term, Tenant agrees to pay as additional rent the Tenant’s Proportionate Share of the Landlord’s cost of carrying fire and extended coverage insurance and public and property liability insurance on the Project and the rents arising therefrom (collectively the “Insurance”).  Tenant authorizes Landlord to use the funds paid to Landlord under this Article XII, Section 12.4 to pay the cost of Insurance.  Tenant’s payment of its Proportionate Share of the Insurance shall be made in the same manner as Tenant’s Proportionate Share of Common Area Maintenance Costs set forth in Article 5.2.  Tenant’s Proportionate Share of Insurance costs for the 2012 calendar year are presently estimated to be forty-five cents ($0.45) per square foot.

Notwithstanding anything to the contrary in this Article XII, Tenant’s Proportionate Share of Insurance shall be subject to the limitations set forth in this Section 12.4.  During the 2013 Period (as defined in Section 5.1 above), Tenant’s Proportionate Share of Insurance for such 2013 Period shall not exceed an amount equal to a fraction (the numerator of which is the number of days in the Lease Term from and after the first day of the first Lease Year occurring in calendar year 2013, and the denominator of which is 365) multiplied by $13,823.00 (i.e., $0.46 per square foot of rentable area in the Premises).  Commencing in calendar year 2014 and continuing through the remainder of the Lease Term, Tenant’s Proportionate Share of Insurance for each calendar year during the initial Lease Term, commencing with calendar year 2014, shall not exceed the Insurance Cap (as defined below).  For purposes hereof, “Insurance Cap” shall mean an amount equal to one hundred three percent (103%) of the actual expenses for Insurance in calendar year 2012, and, for each calendar year thereafter, such cap shall increase by (i) for each calendar year during the initial term of the Lease, three percent (3%) over the Insurance Cap applicable to the immediately preceding calendar year, and (ii) for each calendar year during any Renewal Term of the Lease, four percent (4%) over the Insurance Cap applicable to the immediately preceding calendar year.  It is agreed and acknowledged that the foregoing provisions apply to Insurance only and shall in no event limit Tenant’s obligation to pay Tenant’s proportionate share of Taxes as required under Article XVII.

12.5           Any payment to be made pursuant to this Article XII with respect to the insurance policy or policies year in which this Lease commences or terminates shall bear the same ratio to the payment which would be required to be made for the full insurance policy or policies year in which this Lease commences or terminates bears to a full insurance policy or policies year.

ARTICLE XIII.  Non-Liability for Certain Damages.

13.1           Landlord and the Landlord Parties shall not be liable to Tenant or any other person or entity whomsoever for any injury to person or damage to property caused by the conduct within or about the Demised Premises or other portions of the Project or because the Demised Premises becoming out of repair or by defect in or failure of equipment, pipes or wiring, or broken glass, or by the backing up of drains, or by gas, water, steam, electricity or oil leaking, escaping or flowing into the Demised Premises, nor shall Landlord be liable to Tenant or any other person or entity whomsoever for any loss or damage that may be occasioned by or through the acts or omissions of other tenants of the Project or of any other persons or entitles whomsoever, excepting only the negligence of duly authorized employees and agents of Landlord.  With respect to latent or patent defects in the Demised Premises or in the Project, Tenant shall indemnify and hold Landlord harmless from any loss, cost, expense or claims arising out of such injury or damage referred to in this Article XIII, Section 13.1.

ARTICLE XIV.  Damage by Casualty.

14.1           Tenant shall give immediate written notice to Landlord of any damage caused to the Demised Premises by fire or other casualty.

14.2           In the event that the Demised Premises shall be damaged or destroyed by fire or other casualty insurable under standard fire and extended coverage insurance and Landlord does not elect to terminate this Lease as hereinafter provided, Landlord shall proceed with reasonable diligence and at its sole cost and expense to rebuild and repair the Demised Premises.  If the building in which the Demised Premises are located shall (i) be destroyed or substantially damaged by a casualty not covered by Landlord’s insurance; or (ii) be destroyed or rendered untenantable to an extent in excess of twenty-five percent (25%) of the first floor area by a casualty covered by Landlord’s insurance, Landlord or Tenant may elect to terminate the Lease by providing written notice.

14.3           Landlord’s obligation to rebuild and repair under this Article XIV as to any improvements constructed by Landlord as set forth in Exhibit C shall in any event be limited to restoring the Demised Premises to substantially the condition in which the same existed prior to the casualty, and shall be further limited to the extent of the insurance proceeds available to Landlord for such restoration, and Tenant agrees that promptly after completion of such work by Landlord, it will proceed with reasonable diligence and at its sole cost and expense to rebuild, repair and restore its sign, fixtures, and equipment within the Demised Premises.

14.4           Tenant agrees that during any period of reconstruction or repair of the Demised Premises it will continue the operation of its business within the Demised Premises to the extent practicable.  Provided the casualty was not caused by the negligence or willful misconduct of Tenant, its agents, employees, contractors or invitees, during the period from the occurrence of the casualty until Landlord’s repairs are substantially completed, the Minimum Guaranteed Rental, Common Area Maintenance, Taxes and Insurance shall be reduced proportionately based on the ratio that the portion of the Premises which may be used following such casualty bears to the rentable area of the Premises immediately prior to the casualty.

ARTICLE XV. Eminent Domain.

15.1           If more than twenty five percent (25%) of the floor area of the Demised Premises should be taken for any public or quasi-public use under any governmental law, ordinance or regulation or by right of eminent domain or by private purchase in lieu thereof, this Lease shall terminate and the rent shall be abated during the unexpired portion of this Lease, effective on the earlier of the date physical possession is taken by the condemning authority or title passes to the condemning authority.

15.2           If less than twenty five percent (25%) of the floor area of the Demised Premises should be taken as aforesaid, this Lease shall not terminate; however, the Minimum Guaranteed Rental payable hereunder during the unexpired portion of this Lease shall be reduced in proportion to the area taken, effective on the earlier of the dates set forth above in 15.1 hereof.  Following such partial taking, Landlord shall make all necessary repairs or alterations within the scope of the Landlord’s Work described in Exhibit C necessary to make the Demised Premises an architectural whole.

15.3           If any part of the Common Area shall be taken as aforesaid, this Lease shall not terminate, nor shall the rental payable hereunder be reduced, except that either Landlord or Tenant may terminate this Lease if the area of the Common Area remaining following such taking plus any additional parking area provided by Landlord in reasonable proximity to the Demised Premises shall be less than twenty five percent (25%) of the area of Common Area immediately prior to the taking.  Any election to terminate this Lease in accordance with this provision shall be evidenced by written notice of termination delivered to the other party within thirty days after the earlier of the dates set forth above in 15.1 hereof.

15.4           All compensation awarded for any taking (or the proceeds of private sale in lieu thereof) of the Demised Premises or Common Area shall be the property of Landlord; and Tenant hereby assigns its interest in any such award to Landlord; provided, however, Landlord shall have no interest in any award made to Tenant for loss of business or for the taking of Tenant’s fixtures and other property if a separate award for such items is made to Tenant.

ARTICLE XVI. Assignment and Subletting.

16.1           Transfers.  Tenant shall not, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed as further described below: (i) assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, by operation of law or otherwise, (ii) sublet the Demised Premises or any part thereof, (iii) permit the use of the Demised Premises by any party other than Tenant and its employees (all of the foregoing are hereinafter sometimes referred to collectively as “Transfers” and any party to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”).  If Tenant shall desire Landlord’s consent to any Transfer, Tenant shall notify Landlord in writing, which notice shall include: (a) the proposed effective date (which shall not be less than twenty (20) nor more than 180 days after Tenant’s notice), (b) the portion of the Demised Premises to be Transferred (herein called the “Subject Space”), (c) the terms of the proposed Transfer and the consideration therefor, the name, address and background information concerning the proposed Transferee, and a true and complete copy of all proposed Transfer documentation, and (d) financial statements (balance sheets and income/expense statements for the current and to the extent available, (provided the Transferee was in existence during such period) prior three (3) years), of the proposed Transferee, in form and detail reasonably satisfactory to Landlord, certified to be complete, true and correct in all material respects by the chief financial officer or owner of the Transferee, and any other information to enable Landlord to determine the financial responsibility, character, and reputation of the proposed Transferee, nature of such Transferee’s business and proposed use of the Subject Space, and such other information as Landlord may reasonably require.  Any Transfer made without complying with this Article 16 shall at Landlord’s option be null, void and of no effect, or shall constitute a Default under this Lease.  Whether or not Landlord shall grant consent, Tenant shall pay $1,000 towards Landlord’s review and processing expenses, as well as any reasonable legal fees incurred by Landlord with respect to such proposed Transfer within ten (10) days after written request by Landlord.

16.2           Approval.  Landlord will not unreasonably withhold its consent to any proposed Transfer of the Subject Space to the Transferee on the terms specified in Tenant’s notice.  The parties hereby agree that it shall be reasonable under this Lease and under any applicable law for Landlord to withhold consent to any proposed Transfer where one or more of the following applies (without limitation as to other reasonable grounds for withholding consent): (i) the Transferee is of a character or reputation or engaged in a business which is not consistent with the quality or nature of the Real Property or other tenants of the Real Property, or would be a significantly less prestigious occupant of the Real Property than Tenant, (ii) the Transferee intends to use the Subject Space for purposes which are not permitted under this Lease, (iii) the Subject Space is not regular in shape with appropriate means of ingress and egress suitable for normal renting purposes, would result in more than a reasonable number of occupants, or would require increased services by Landlord, (iv) the Transferee is either a government (or agency or instrumentality thereof), (v) the proposed Transferee or any affiliate thereof is an occupant of the Real Property or has negotiated to lease space in the Real Property from Landlord during the prior twelve (12) months, (vi) the proposed Transferee does not have, in Landlord’s sole good faith determination, satisfactory references or a reasonable financial condition in relation to the obligations to be assumed in connection with the Transfer, (vii) the Transfer involves a partial or collateral assignment, or a mortgage, pledge, hypothecation, or other encumbrance or lien on this Lease, or a Transfer by operation of law, (viii) the proposed Transfer involves conversion, merger or consolidation of Tenant into a limited liability company or limited liability partnership which would have the legal effect of releasing Tenant or any person or entity liable for the obligations of Tenant from any obligations under this Lease, (ix) the proposed Transfer would cause Landlord to be in violation of any laws or any other lease, mortgage or agreement to which Landlord is a party, would give a tenant of the Real Property a right to cancel its lease, or would create adverse tax consequences for Landlord, or (x) Tenant has committed and failed to cure a Default or Tenant will be unable to cure such Default concurrent with implementation of the proposed Transfer.

16.3           Transfer Premiums.  If Landlord consents to a Transfer, and as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay to Landlord one hundred percent (100%) of any Transfer Premium derived by Tenant from such Transfer, after recovery by Tenant of all of its costs and expenses incurred with respect to such Transfer.  “Transfer Premium” shall mean, for a lease assignment, all consideration paid or payable therefor.  “Transfer Premium” shall mean, for a sublease, all rent, additional rent or other consideration paid by such Transferee in excess of the rent payable by Tenant under this Lease (on a monthly basis during the term, and on a per rentable square foot basis, if less than all of the Demised Premises is subject to the Transfer).  “Transfer Premium” shall also include so-called “key money,” or other bonus amount paid by Transferee to Tenant, and any payment in excess of fair market value for services rendered by Tenant to Transferee or fair market value for assets, fixtures, inventory, equipment or furniture transferred by Tenant to Transferee.  If part of the consideration for such Transfer shall be payable other than in cash, Landlord’s share of such non-cash consideration shall be in such form as is reasonably satisfactory to Landlord.  The percentage of the Transfer Premium due Landlord hereunder shall be paid within ten (10) days after Tenant receives any Transfer Premium from the Transferee subject to the right of Tenant to first recover its costs and expenses pertaining to such Transfer, including fees paid to landlord.

16.4           Recapture.  Notwithstanding anything to the contrary contained in this Article, Landlord shall have the option, by giving notice to Tenant within thirty (30) days after receipt of Tenant’s notice of any proposed Transfer, to recapture the Subject Space.  Such recapture notice shall cancel and terminate this Lease with respect to the Subject Space as of the date stated in Tenant’s notice as the effective date of the proposed Transfer (or at Landlord’s option, shall cause the Transfer to be made to Landlord or its agent or nominee, in which case the parties shall execute reasonable Transfer documentation promptly thereafter).  If this Lease shall be canceled with respect to less than the entire Demised Premises, the rent herein shall be prorated on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet contained in the Demised Premises, this Lease as so amended shall continue thereafter in full force and effect, and upon request of Landlord the parties shall execute written confirmation of the same.  Tenant shall surrender and vacate the Subject Space when required hereunder in accordance with Section 7.2.

16.5           Terms of Consent.  If Landlord consents to a Transfer: (i) the terms and conditions of this Lease, including Tenant’s liability for the Subject Space, shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (iii) no Transferee shall succeed to any rights provided in this Lease or any amendment hereto to extend the Lease Term, expand or contract the Demised Premises, or lease other space, any such rights being deemed personal to the initial Tenant named herein (and being deemed to have been automatically revoked and deleted upon any such Transfer), (iv) Tenant shall deliver to Landlord promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord, and (v) Tenant shall furnish a complete statement, certified by an independent certified public accountant or Tenant’s chief financial officer, setting forth in detail the computation of any Transfer Premium that Tenant has derived and shall derive from such Transfer.  Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant and any Transferee relating to any Transfer, and shall have the right to make copies thereof.  If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall within thirty (30) days after demand pay the deficiency, and if understated by more than three percent (3%) Tenant shall pay Landlord’s costs of such audit.  Any sublease hereunder shall be subordinate and subject to the provisions of this Lease, and if this Lease shall be terminated during the term of any sublease, Landlord shall have the right to: (a) deem such sublease as merged and canceled and repossess the Subject Space by any lawful means, or (b) deem such Termination as an assignment of such sublease to Landlord and not as a merger, and require that such subtenant attorn to and recognize Landlord as its landlord under any such sublease.  If Tenant shall commit a Default under this Lease, Landlord is hereby irrevocably authorized, as Tenant’s agent and attorney-in-fact, to direct any Transferee to make all payments under or in connection with the Transfer directly to Landlord (which Landlord shall apply towards Tenant’s obligations under this Lease) until such Default is cured.

16.6           Certain Transfers.  For purposes of this Lease, the term “Transfer” shall also include, and all of the foregoing provisions shall apply to: (i) the conversion, merger or consolidation of Tenant into a limited liability company or limited liability partnership, (ii) if Tenant is a partnership or limited liability company, the withdrawal or change, voluntary, involuntary or by operation of law, of a majority of the partners or members, or a transfer of a majority of partnership or membership interests, within a twelve month period, or the dissolution of the partnership or company, and (iii) if Tenant is a closely held corporation (i.e., whose stock is not publicly held and not traded through an exchange or over the counter), the dissolution, merger, consolidation or other reorganization of Tenant, or within a twelve month period: (a) the sale or other transfer of more than an aggregate of 50% of the voting shares of Tenant (other than to immediate family members by reason or gift or death) unless it is the result of acquisitions done utilizing common stock of the company or the sale of common stock of the company to raise working capital or (b) the sale, mortgage, hypothecation or pledge of more than an aggregate of 50% of Tenant’s net assets.

ARTICLE XVII.  Property Taxes.

17.1           Tenant shall be liable for all taxes levied against personal property and trade fixtures placed by Tenant in the Demised Premises.  If any such taxes are levied against Landlord or Landlord’s property and if Landlord elects to pay the same or if the assessed value of Landlord’s property in increased by inclusion of personal property and trade fixtures placed by Tenant in the Demised Premises and Landlord elects to pay the taxes based on such increase, Tenant shall pay to Landlord upon demand that part of such taxes for which Tenant is primarily liable hereunder.

17.2           Commencing on the Rent Commencement Date and continuing for the remainder of the Lease Term, Tenant agrees to pay to Landlord each calendar year or fiscal year, as additional rent, Tenant’s Proportionate Share of Taxes (defined below).  “Taxes” shall mean real estate taxes, assessments, business taxes, excises, association dues, fees, levies, charges and other taxes of every kind and nature whatsoever, general and special, extraordinary and ordinary, foreseen and unforeseen, which may be levied or assessed against or arise in connection with ownership, use, occupancy, rental, operation or possession of the Real Property (including personal property taxes for property that is owned by Landlord and used in connection with the operation, maintenance and repair of the Real Property), or substituted, in whole or in part, for a tax previously in existence by any taxing authority, or assessed in lieu of a tax increase, or paid as rent under any ground lease.  In no event shall “Taxes” include any interest or penalties arising by reason of Landlord’s failure to pay the same when due and payable.  Tenant authorizes Landlord to use the funds paid to Landlord under this Article XVII, Section 17.2 to pay the Taxes levied or assessed against the Real Property based upon the amount due by Landlord on November 30th of each year.  Tenant’s Proportionate Share of Taxes for the 2012 calendar year are presently estimated to be fifty-five cents ($0.55) per square foot.

Tenant’s payment of its Proportionate Share of Taxes shall be made in the same manner as Tenant’s Proportionate Share of the Common Area Maintenance Costs set forth in Article 5.2.

17.3           If Tenant should fail to pay any taxes, assessments, or governmental charges or its Proportionate Share of the Taxes required to be paid by Tenant hereunder plus applicable tax, as set forth above, in addition to any other remedies provided herein, Landlord, may, if it so elects, pay such taxes, assessments, and governmental charges and/or Tenant’s Proportionate Share of the Taxes.  Any sums so paid by Landlord shall be deemed to be additional rental owing by Tenant to Landlord and due and payable upon demand as additional rental plus interest at the rate of twelve percent (12%) per annum from the date of payment by Landlord until repaid by Tenant.

17.4         (a)  If at any time during the Lease Term, the present method of taxation shall be changed so that in lieu of the whole or any part of any taxes, assessments, levies or charges levied, assessed or imposed on real estate and the improvements thereon, there shall be levied, assessed or imposed on Landlord a capital levy or other tax directly on the rents received therefrom and/or a franchise tax, assessment, levy or charge measured by or based, in whole or in part, upon such rents or the present or any future building or buildings on the Real Property, then all such taxes, assessments, levies or charges, or the part thereof so measured or based, shall be deemed to be included with the term “Taxes” for the purposes hereof.  In no event shall Taxes include any recordation or transfer taxes (or similar taxes) incurred in connection with a sale of the Real Property.

(b)  Any payment to be made pursuant to this Article XVII with respect to the real estate tax year in which this Lease commences or terminates shall bear the same ratio to the payment which would be required to be made for the full tax year as that part of such tax year in which this Lease commences or terminates bears to a full tax year.

ARTICLE XVIII.  Default by Tenant and Remedies.

18.1           The following events shall be deemed to be events of default by Tenant under this Lease:

(1)           If Landlord shall not receive, at the proper place for payment, any installment of rental plus applicable sales and use tax, as set forth above, or any other additional rental plus applicable sales and use tax, as set forth above, demanded by Landlord, or any other expense demanded by Landlord as herein provided within ten (10) days of the due date therefor.

(2)           If Tenant shall fail to comply with any term, provision or covenant of this Lease, other than the payment of rental, or additional rental plus interest, or expenses demanded by Landlord, and shall not cure such failure within ten (10) days after the mailing by Landlord of written notice thereof to Tenant.

(3)           If Tenant or any guarantor of Tenant’s obligations under this Lease shall become insolvent, or shall make a transfer in fraud of creditors, or shall make an assignment for the benefit of creditors.

(4)           If Tenant or any guarantor of Tenant’s obligations under this Lease shall file a petition under any section or chapter of the Bankruptcy Code, as amended, or under any similar law or statue of the United States or any State thereof; or Tenant or any guarantor of Tenant’s obligations under this Lease shall be adjudged bankrupt of insolvent in proceedings filed against Tenant or any guarantor of Tenant’s obligations under this Lease.

(5)           If a receiver or Trustee shall be appointed for all of the Demised Premises or for all or substantially all of the assets of Tenant or any guarantor of Tenant’s obligations under this Lease.

(6)           If Tenant shall desert or vacate any portion of the Demised Premises.

(7)           If Tenant shall do or permit to be done anything that creates a lien upon the Demised Premises.

(8)           If the Business operated by Tenant shall be closed in excess of ten (10) consecutive business days.

Upon the occurrence of any such events of default, Landlord shall have the option to pursue any one or more of the following remedies without any notice or demand (beyond that required in 18.1 above) whatsoever:

A.        Terminate this Lease in which event Tenant shall immediately surrender the Demised Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which he may have for possession or arrearage in rental, enter upon and take possession of the Demised Premises and expel or remove Tenant and any other person who may be occupying said premises or any part thereof, without being liable for prosecution or any claim of damages therefor.

B.        Enter upon and take possession of the Demised Premises and expel or remove Tenant any other person who may be occupying said premises or any part thereof without being liable for prosecution or any claim for damages therefor with or without having terminated the Lease.

C.        Enter upon the Demised Premises without being liable for prosecution or any claim for damages therefor, and do whatever Tenant is obligated to do under the terms of this Lease, and Tenant agrees to reimburse Landlord on demand for any expenses which Landlord may incur in thus effecting compliance with Tenant’s obligations under this Lease, and Tenant further agrees that Landlord shall not be liable for any damages resulting to the Tenant from such action.

18.2           Exercise by Landlord of any one or more remedies hereunder granted or otherwise available shall not be deemed to be an acceptance of surrender of the Demised Premises by Tenant whether by agreement or by operation of law, it being understood that such surrender can be effected only by the written agreement of Landlord and Tenant.  No removal or other exercise of dominion by Landlord over the property of Tenant or others at the Demised Premises shall be deemed unauthorized or constitute a conversion.  Tenant hereby consenting, after any event of default, to the aforesaid exercise of dominion over Tenant’s property within the Demised Premises.  All claims for damages by reason of such re-entry and/or repossession are hereby waived, as are all claims for damages by reason of any distress warrant, forcible detainer proceedings, sequestration proceedings, eviction proceedings or other legal process.  Tenant agrees that any re-entry by Landlord may be pursuant to judgment obtained in eviction proceedings, as Landlord may elect, and Landlord shall not be liable in trespass or otherwise.

18.3           In the event Landlord elects to terminate the Lease by reason of an event of default, then notwithstanding such termination, Tenant shall be liable for and shall pay to Landlord, at the address specified for notice to Landlord herein the sum of all rental and other indebtedness accrued to date of such termination, plus, as damages, an amount equal to the total Minimum Guaranteed Rental plus the estimated amount of Tenant’s Proportionate Share of the Common Area Maintenance Costs, Insurance and Taxes for the remaining portion of the Lease Term (had such term not been terminated by Landlord prior to the date of expiation stated in Article I).

18.4           In the event that Landlord elects to repossess the Demised Premises without terminating the Lease, then Tenant shall be liable for and shall pay to Landlord at the address specified for notice to Landlord herein all rental and other indebtedness accrued to the date of such repossession, plus rental required to be paid by Tenant to Landlord during the remainder of the Lease term until the date of expiration of the term as stated in Article I.  Actions to collect amounts due by Tenant to Landlord as provided in this Article XVIII, Section 18.5 may be brought from time to time, on one or more occasions, without the necessity of Landlord’s waiting until expiration of the Lease Term.

18.5           In case of any event of default or breach by Tenant, Tenant shall also be liable for and shall pay to Landlord, at the address specified for notice to Landlord herein, in addition to any sum provided to be paid above, brokers’ fees incurred by Landlord in connection with reletting the whole or any part of the Demised Premises; the costs of repairing, altering, remodeling or otherwise putting the Demised Premises into condition acceptable to a new tenant or tenants; the costs of removing and storing Tenant’s or other occupant’s property;; any and all rent concessions; and all reasonable expenses incurred by Landlord in enforcing or defending Landlord’s rights and/or remedies including reasonable attorney’s fees.

18.6           In the event of termination or repossession of the Demised Premises for any event of default, Landlord shall not have any obligation to relet or attempt to relet the Demised Premises, or any portion thereof, or to collect rental after reletting; and in the event of reletting, Landlord may relet the whole or any portion of the Demised Premises for any period, to any tenant, and for any use and purpose.  In the event Landlord relets the Demised Premises, any part thereof, together with other premises, or for a term extending beyond the scheduled expiration of the term hereunder, it is understood that Tenant will be entitled to apply any Minimum Guaranteed Rental or other sums generated or projected to be generated by any such other premises or in the period extending beyond the scheduled expiration of the term hereunder against Landlord’s damages.  Notwithstanding anything to the contrary contained herein, following Landlord’s recovery of sole and exclusive possession of the Premises, Landlord shall use commercially reasonable efforts to mitigate its damages in the event of a default by Tenant hereunder, it being expressly recognized and agreed that Landlord shall have no obligation to re-let the Premises prior to leasing any other space available on the Real Property.

18.7           If Tenant should fail to make any payment or cure any default hereunder within the time herein permitted, Landlord, without being under any obligation to do so and without thereby waiving such default, may make such payment and/or remedy such other default for the account of Tenant (and enter the Demised Premises for such purpose), and thereupon Tenant shall be obligated to, and hereby agrees, to pay Landlord, upon demand, all costs, expenses and disbursements (including reasonable attorney’s fees) incurred by Landlord in taking such remedial action.

18.8           Upon receipt from Tenant of the sum stated in Article I, Section 1.1 above, such sum shall be held by Landlord and may be commingled without interest as security for the performance by Tenant of Tenant’s covenants and obligations under this Lease, it being expressly understood that such deposit is not an advance payment of rental or a measure of Landlord’s damages in case of default by Tenant.  Said deposit shall be held by Landlord without payment of interest, as security for the faithful performance by Tenant of all of the terms, covenants and conditions of this Lease by said Tenant to be kept and performed during the term hereof.  If at any time during the Lease Term any of the rental herein reserved shall be overdue and unpaid, or any other sum payable by Tenant to Landlord hereunder shall be overdue and unpaid then Landlord may, at the option of the Landlord (but Landlord shall not be required to) appropriate and apply any portion of said deposit to the payment of any such overdue rental or other sum.  In the event of the failure of Tenant to keep and perform any of the terms, covenants and conditions of this Lease to be kept and performed by Tenant, then Landlord at its option may appropriate and apply the security deposit, or so much thereof as may be necessary, to compensate Landlord for loss or damage sustained or suffered by Landlord due to such breach on the part of Tenant.  Should the security deposit, or any portion thereof be appropriated and applied by Landlord for the payment of overdue rental sums due and payable to Landlord by Tenant hereunder, then Tenant shall, upon the written demand of Landlord, forthwith remit to Landlord a sufficient amount in cash to restore the security deposit to the original sum deposited, and Tenant’s failure to do so within ten days after receipt of such demand shall constitute a default under this Lease.  Should Tenant comply with all of the terms, covenants and conditions of this Lease and promptly pay all of the rental herein provided for as it falls due, and all other sums payable by Tenant to Landlord hereunder, the security deposit shall be returned in full to Tenant within thirty (30) days following the end of the Lease Term, or upon the earlier termination of this Lease.

In lieu of a cash security deposit, Tenant shall have the right to deliver to Landlord an unconditional, irrevocable letter of credit (the “Letter of Credit”), subject to the following terms and conditions.  Such Letter of Credit shall be (a) in form and substance satisfactory to Landlord in its sole discretion; (b) at all times in the amount of the security deposit, and shall permit multiple draws without a corresponding reduction in the aggregate amount of the Letter of Credit; (c) issued by a commercial bank reasonably acceptable to Landlord from time to time and located in the Tampa, Florida metropolitan area; (d) made payable to, and expressly transferable and assignable at no charge by the Landlord, the owner from time to time of the Building or, at Landlord’s option, the holder of any mortgage (which transfer/assignment shall be conditioned only upon the execution of a written document in connection therewith); (e) payable at sight upon presentment to a local branch of the issuer of a simple sight draft or certificate stating that Tenant is in default under this Lease (provided, however that in the event that a notice of default to Tenant may not be lawfully given by Landlord, then Landlord shall be entitled to draw thereunder upon presentment of a certificate stating that a notice of default cannot be lawfully given and that Tenant has failed to timely pay or perform an obligation of the Tenant under this Lease); (f) of a term not less than one year; and (g) at least thirty (30) days prior to the then-current expiration date of such letter of credit, either (1) renewed (or automatically and unconditionally extended) from time to time through the expiration of the Lease Term or the sooner of acceptance of the Demised Premises by Landlord and thirty (30) days from the end of the Lease Term, or (2) replaced with cash in the amount of the security deposit.  Notwithstanding anything in this Lease to the contrary, any cure or grace periods set forth in this Lease shall not apply to any of the foregoing, and, specifically, if Tenant fails to timely comply with the requirements of subsection (g) above, then Landlord shall have the right to immediately draw upon the letter of credit without notice to Tenant and apply the proceeds to the Security Deposit.  Each Letter of Credit shall be issued by a commercial bank that has a credit rating with respect to certificates of deposit, short term deposits or commercial paper of at least P-2 (or equivalent) by Moody’s Investor Service, Inc., or at least A-2 (or equivalent) by Standard & Poor’s Corporation, and shall be otherwise acceptable to Landlord in its sole and absolute discretion.  If the issuer’s credit rating is reduced below P-2 (or equivalent) by Moody’s Investor Service, Inc., or below A-2 (or equivalent) by Standard & Poor’s Corporation, or if the financial condition of such issuer changes in any other materially adverse way, then Landlord shall have the right the require that Tenant obtain from a different issuer and deliver to Landlord a new Letter of Credit that complies in all respects with the requirements of this Section, and Tenant’s failure to deliver such new Letter of Credit to Landlord by the date that is at least thirty (30) days prior to the expiration date of the then-existing Letter of Credit, (with no other notice or cure or grace period being applicable thereto, notwithstanding anything in this Lease to the contrary) shall entitle Landlord to immediately draw upon the then existing Letter of Credit in whole or in part, without notice to Tenant.  In the event the issuer of any Letter of Credit held by Landlord is placed into receivership or conservatorship by the Federal Deposit Insurance Corporation, or any successor or similar entity, then, effective as of the date such receivership or conservatorship occurs, said Letter of Credit shall be deemed to not meet the requirements of this section,  and, within ten (10) days thereof, Tenant shall replace such Letter of Credit with a Letter of Credit issued by an institution which satisfies the foregoing requirements (and Tenant’s failure to do so within said ten (10) days shall, notwithstanding anything in this Lease to the contrary, constitute an event of default under the Lease without the requirement for any further notice hereunder).  Any failure or refusal of the issuer to honor the Letter of Credit shall be at Tenant’s sole risk and shall not relieve Tenant of its obligations hereunder with respect to the security deposit.

Provided that no event of default has occurred prior to each such date specified herein, the amount of the security deposit shall be reduced on the last day of the first and second Lease Year by $20,000.00 each Lease Year, and at all times thereafter the security deposit held by Landlord shall be in the amount of $20,000.00.  If the security deposit is so reduced: (i) Landlord shall refund to Tenant the difference between any cash security deposit then held by Landlord and such reduced security deposit amount, and (ii) Tenant may replace any then existing Letter of Credit with a Letter of Credit in the amount of such reduced security deposit.

 Notwithstanding anything in this Lease to the contrary (including, without limitation, any cure or grace periods set forth in this Lease), Any failure by Tenant to timely renew or replace said Letter of Credit and any failure by Tenant to timely deliver to Landlord in writing proof of such renewal or replacement shall be deemed an event of default (as such term is defined in the default section of this Lease and used herein) hereunder by Tenant, without the necessity for further notice to Tenant, entitling Landlord to immediately draw upon such Letter of Credit in the full amount thereof.   At all times during the Term, Landlord shall be entitled to draw upon the entire amount of such Letter of Credit to cure any outstanding event of default.  In the event that Landlord draws upon the Letter of Credit by reason of Tenant’s failure to timely renew or replace the Letter of Credit, the proceeds thereof (except for any portion thereof necessary to cure any other default by Tenant, if any) shall constitute a Cash security deposit hereunder, and shall be held in accordance with the terms of the foregoing provisions.

Landlord agrees to transfer the security deposit to any transferee of the Building or Landlord’s interest therein, whereupon such transferee shall be liable for the return of the security deposit, and Landlord shall be released from all liability for the return thereof.  Subject to the terms of the Bankruptcy Code, in the event of bankruptcy or other debtor-creditor proceedings against Tenant, the security deposit will be deemed to be applied first to the payment of rent for all periods prior to any filings of such proceedings.

18.9   Subject to Section 24.4 below, in the event of any default by Landlord, Tenant’s exclusive remedy shall be an action for damages (Tenant hereby waiving the benefit of any laws granting it a lien upon the property of Landlord), but prior to any such action Tenant will give Landlord written notice specifying such default with particularity, and Landlord shall thereupon have thirty (30) days in which to cure any such default; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for performance, then Landlord shall not be in default if Landlord commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion.  Unless and until Landlord fails to so cure any default after such notice, Tenant shall not have any remedy or cause of action by reason thereof.  Tenant expressly waives the right to recover from Landlord any consequential, punitive or incidental damages arising by reason of a Landlord default as described above.  All obligations of Landlord hereunder will be construed as covenants, not conditions; and all such obligations will be binding upon Landlord only during the period of Tenant’s possession of the Demised Premises and not thereafter.

The term “Landlord” shall mean only the owner of the Demised Premises, and in the event of the transfer by such owner of its interest in the Demised Premises, such owner shall thereupon be released and discharged from all covenants and obligation of the Landlord thereafter accruing, but such covenants and obligations shall be binding during the Lease Term upon each new owner for the duration of such owner’s ownership.

Before filing suit for an alleged default by Landlord, Tenant shall give Landlord and the Mortgagee(s) (defined in Section 21.1) whom Tenant has been notified hold mortgages or deeds of trust on the Real Property, notice and  reasonable time to cure the alleged default. Tenant hereby waives all claims against all Landlord Parties for consequential, special or punitive damages allegedly suffered by any Tenant Parties, including lost profits and business interruption.

ANYTHING CONTAINED IN THE LEASE TO THE CONTRARY NOTWITHSTANDING, TENANT SHALL LOOK SOLELY TO THE ESTATE AND PROPERTY OF LANDLORD IN THE BUILDING FOR THE COLLECTION OF ANY JUDGMENT OR OTHER JUDICIAL PROCESS REQUIRING THE PAYMENT OF MONEY BY LANDLORD FOR ANY DEFAULT OR BREACH BY LANDLORD UNDER THE LEASE, SUBJECT, HOWEVER, TO THE PRIOR RIGHTS OF ANY MORTGAGEE OR LESSOR OF THE BUILDING.  NO OTHER ASSETS OF LANDLORD OR ANY PARTNERS, SHAREHOLDERS, MEMBERS OR OTHER PRINCIPALS OF LANDLORD SHALL BE SUBJECT TO LEVY, EXECUTION OR OTHER JUDICIAL PROCESS FOR THE SATISFACTION OF TENANT’S CLAIM.

18.10   If Landlord shall have taken possession of the Demised Premises pursuant to the authority herein granted, the Landlord shall have the right to keep in place and use all of the furniture, fixtures and equipment at the Demised Premises, including that which is owned by or leased to Tenant at all times prior to any foreclosure thereon by Landlord or repossession thereof by any lessor thereof or third party having a lien thereon. Landlord shall also have the right to remove from the Demised Premises (without the necessity of obtaining a distress warrant, writ of sequestration or other legal process) all or any portion of such furniture, fixtures, equipment and other property located thereon and place same in storage at any premises within the County in which the Demised Premises is located; and in such event, Tenant shall be liable to Landlord for costs incurred by Landlord in connection with such removal and storage and shall indemnify and hold Landlord harmless from all loss, damage, cost, expense and liability in connection with such removal and storage.  Landlord shall also have the right to relinquish possession of all or any portion of such furniture, fixtures, equipment and other property to any person (“Claimant”) claiming to be entitled to possession thereof who presents to Landlord a copy of any instrument represented to Landlord by Claimant to have been executed by Tenant (or any predecessor of Tenant) granting Claimant the right under various circumstances to take possession of such furniture, fixtures, equipment or other property without the necessity on the part of Landlord to inquire to the authenticity of said instrument’s copy of Tenant’s or Tenant’s predecessor’s signature thereon and without the necessity of Landlord’s making any nature of investigation or inquiry as to the validity of the factual or legal basis upon which Claimant purports to act; and Tenant agrees to indemnify and hold Landlord harmless from all cost, expense, loss, damage and liability incident to Landlord’s relinquishment of possession of all or any portion of such furniture, fixtures, equipment or other property to Claimant.  The rights of Landlord herein stated shall be in addition to any and all other rights which Landlord has or may hereafter have at law or in equity; and Tenant stipulates and agrees that the rights herein granted Landlord are commercially reasonable.

ARTICLE XIX.  Intentionally omitted.

ARTICLE XX.  Holding Over.

20.1           If Tenant remains in possession of the Demised Premises after the expiration of this Lease and without the execution of a new lease, it shall be deemed to be occupying said premises as a tenant from month to month at a rental equal to the rental herein provided plus fifty percent (50%) of such amount and otherwise subject to all the conditions, provisions and obligations of this Lease insofar as the same are applicable to a month-to-month tenancy.

ARTICLE XXI.  Subordination.

21.1           Tenant accepts this Lease subject and subordinate to any mortgage or other lien presently existing or hereafter created upon the Demised Premises or the Real Property, and to any renewals and extensions thereof, but Tenant agrees that any such party holding such a mortgage or lien (such party being referred to herein as a “mortgagee”) shall have the right at any time to subordinate such mortgage or other lien to this Lease.  Landlord is hereby irrevocably vested with full power and authority to subordinate this Lease to any mortgage or other lien hereafter placed upon the Demised Premises or the Real Property, and Tenant agrees upon demand to execute such further instrument subordinating this Lease as Landlord may request.  Tenant shall be entitled to condition any future subordination of this Lease by Tenant to the procurement of a nondisturbance agreement in the standard form then offered by any future mortgagee.  In the event Tenant desires to negotiate the provisions contained in any such nondisturbance agreement, Tenant shall indemnify and hold Landlord harmless from any costs or expenses incurred with either Landlord’s or lender’s counsel in connection therewith.

ARTICLE XXII.  Notices.

22.1           Wherever any notice is required or permitted hereunder such notice shall be in writing.  Any notice or document required or permitted to be delivered hereunder shall be deemed to be delivered whether actually received or not when deposited in the United States mail, postage prepaid, Certified or Registered Mail, Return Receipt Requested, addressed to the parties hereto at the respective addresses set out in Article I, Section 1.1 above, or at such other addresses as they may have hereafter specified by written notice.

22.2           If and when included within the term “Landlord” as used in this instrument there are more than one person, firm, or corporation, all shall jointly arrange among themselves for their joint execution of such notice specifying some individual at one specific address for the receipt of notices and payments to Landlord; if and when included within the term “Tenant” as used in this instrument there are more than one person, firm or corporation, all shall jointly arrange among themselves for their joint execution of such a notice specifying some individual at some specific address for the receipt of notices and payment to Tenant.  All parties included within the terms “Landlord” and “Tenant,” respectively, shall be bound by notices and payment given in accordance with the provisions of this Article to the same effect as if each had received such notice or payment.

ARTICLE XXIII.  Late Charges.

23.1           In the event Landlord does not receive, at the proper place for payments, any installment of rental or other sum to be paid to Landlord hereunder, Landlord will incur additional expenses in an amount not readily ascertainable and which has not been elsewhere provided for between Landlord and Tenant.  Therefore, in the event that Landlord has not received, at the proper place for payment, any installment of rental or other sum to be paid hereunder, within five (5) days of the due date therefor, Tenant shall pay Landlord on demand as additional rent hereunder a late charge of five percent (5%) of the amount of any such payment or sum.  Failure to pay such late charge upon demand shall be an event of default hereunder.  This provision for such late charge and interest below set forth shall be in addition to all other rights and remedies available to Landlord hereunder or at law or in equity and shall not be construed as liquidating damages or limiting Landlord’s remedies in any manner.  Any payments remaining due and owing to Landlord more than thirty days from Tenant hereunder shall accrue interest at the rate of 12% per annum from and after the date due.

ARTICLE XXIV.  Miscellaneous.

24.1           Nothing herein contained shall be deemed or construed by the parties hereto, nor by any third party, as creating the relationship of principal and agent or of partnership or of joint venture between parties hereof, it being understood and agreed that neither the method of computation of rental, nor any other provisions contained herein, nor any acts of the parties hereto, shall be deemed to create any relationship between the parties hereto other than the relationship of Landlord and Tenant.  Whenever herein the singular number is used, the same shall include the plural, and words of any gender shall include each other gender.

24.2           The captions used herein are for convenience only and do not limit or amplify the provisions hereof.

24.3           One or more waivers of any covenant, term or condition of this Lease by either party shall not be construed as a waiver of a subsequent breach of the same covenant, term or condition.  The consent or approval by either party shall not be construed as a waiver of a subsequent breach of the same covenant, term or condition. The consent or approval by either party to or of any act by the other party requiring such consent or approval shall not be deemed to waive or render unnecessary consent to or approval of any subsequent similar act.

24.4           Whenever a period of time is herein prescribed for action to be taken by Landlord, Landlord shall not be liable or responsible for and there shall be excluded from the computation of any such period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war, governmental laws, regulations or restrictions or any other causes of any kind whatsoever which are beyond the reasonable control of Landlord.  At any time when there is outstanding a mortgage or similar security instrument covering Landlord’s interest in the Demised Premises, Tenant may not exercise any remedies for default by Landlord hereunder unless and until the holder of the indebtedness secured by such mortgage or similar security instrument shall have received written notice of such default and a  reasonable time for curing such default shall thereafter have elapsed.

24.5           Landlord agrees that if Tenant shall perform all of the covenants and agreements herein required to be performed by Tenant, Tenant shall, subject to the terms of this Lease, at all times during the continuance of this Lease have the peaceable and quiet enjoyment and possession of the Demised Premises.

24.6           This Lease contains the entire agreement between the parties and no agreement shall be effective to change, modify or terminate this Lease in whole or in part unless such agreement is in writing and duly signed by the party against whom enforcement of such change, modification of termination is sought.

24.7           Tenant warrants that it has had no dealing with any broker or agent in connection with the negotiation or execution of this Lease other than Landlord’s broker, Industrial Property Group, Inc., and Tenant’s broker, The Ross Realty Group, Inc..  In the event any agent or broker other than those named shall make a claim for a commission, or fee, Tenant shall be responsible for payment thereof and hereby indemnifies and holds Landlord harmless from such claim for commission or fees.

24.8           Tenant agrees that it will from time to time, upon request by Landlord, execute and deliver to Landlord within ten (10) days after demand therefor an Estoppel Certificate in Landlord’s form certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as so modified) and that Tenant has no claims against Landlord and certifying such other factual matters as Landlord may reasonably request.

24.9           The laws of the State of Florida shall govern the interpretation, validity, performance and enforcement of this Lease. If any provision of this Lease should be held to be invalid or unenforceable, the validity and enforceability of the remaining provisions of this Lease shall not be affected thereby.

24.10         The terms, provisions and covenants contained in this Lease shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors in interest and legal representatives except as otherwise herein expressly provided.

24.11         Landlord may deliver the security deposit posted hereunder by Tenant to a purchaser of Landlord’s interest in the Demised Premises, in the event that such interest be sold, and thereupon Landlord shall be discharged from any further liability with respect to such deposit.

24.12         Except as expressly provided in Section 7.3 above, maintenance and repair, including replacements, of the air conditioning and heating equipment provided Tenant shall be Tenant’s sole responsibility throughout the entire Lease Term.  Landlord will insure heating and air conditioning are operational upon occupancy.

24.13         Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time.  Levels of radon that exceed federal and state guidelines have been found in buildings in Florida.  Additional information regarding radon and radon testing may be obtained from your county public health unit.

24.14         Tenant shall not (either with or without negligence) cause or permit the escape, disposal or release of any biologically or chemically active or other hazardous substances, or materials.  Tenant shall not allow the storage or use of such substances or materials in any manner not sanctioned by law or by the highest standards prevailing in the industry for the storage and use of such substances or materials, nor allow to be brought into the Project any such materials or substances except to use in the ordinary course of Tenant’s business, and then only after written notice is given to Landlord of the identity of such substances or materials.  Without limitation, hazardous substances and materials shall include those described in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery act, as amended 42 U.S.C. Section 6901 et seq. or any other applicable state or local laws and the regulations adopted under these acts.  If any lender or governmental agency shall ever require testing to ascertain whether or not there has been any release of hazardous materials from the Demised Premises and it is determined that Tenant, its agents, employees, contractors or invitees caused any such release, then the reasonable cost thereof shall be reimbursed by Tenant to Landlord upon demand as additional charges if such requirement applies to the Demised Premises.  In addition, Tenant shall execute affidavits, representations, and the like from time to time at Landlord’s request concerning Tenant’s best knowledge and belief regarding the presence of hazardous substances or materials on the Demised Premises.  In all events, Tenant shall indemnify Landlord in the manner elsewhere provided in this Lease from any release of hazardous materials on the Demised Premises caused by Tenant, its agents, employees, contractors or invitees.  The covenants of this Section 24.15 shall survive the expiration or earlier termination of the Lease Term.

24.15  Rail Spur Use & Costs (where applicable)

If Tenant has sole access to a rail spur servicing the Building or Industrial Park and Tenant actually uses such rail spur, Tenant, at its sole cost and expense, shall maintain and repair the entire rail spur.  Tenant also agrees to reimburse Landlord as additional rent for all insurance and other operating costs incurred by Landlord regarding the rail spur within ten (10) days after receipt of a statement from Landlord.

If more than one tenant has access to a rail spur or spurs servicing the Building or Industrial Park, the Landlord shall coordinate all maintenance and repairs.  Tenants with access to the rail spur(s) shall reimburse Landlord for the maintenance, repairs, insurance and other operating costs based upon the proportion of the Demised Premises to the total leasable area leased, from time-to-time to tenants having access to the rail spur(s).  Tenant shall reimburse Landlord as additional rent for such costs within ten (10) days after receipt of a statement from Landlord.

24.16         Tenant warrants and represents with respect to the execution and delivery by such party of this Lease: (1) that the individual executing this Lease on behalf of Tenant is duly authorized to execute and deliver this Lease on behalf of Tenant in accordance with the organizational documents of Tenant; (2) that this Lease is binding upon and enforceable upon Tenant; (3) that Tenant is duly formed and legally existing in the state of its organization; and (4) that the execution and delivery of this Lease by Tenant will not result in any breach of, or constitute a default under any mortgage, deed of trust, lease, loan, credit agreement, partnership agreement or other contract or instrument to which Tenant is a party or by which Tenant may be bound.  Landlord warrants and represents with respect to the execution and delivery by such party of this Lease: (1) that the individual executing this Lease on behalf of Landlord is duly authorized to execute and deliver this Lease on behalf of Landlord in accordance with the organizational documents of Landlord; (2) that this Lease is binding upon and enforceable upon Landlord; (3) that Landlord is duly formed and legally existing in the state of its organization; (4) that the execution and delivery of this Lease by Landlord will not result in any breach of, or constitute a default under any mortgage, deed of trust, lease, loan, credit agreement, partnership agreement or other contract or instrument to which Landlord is a party or by which Landlord may be bound; and (5) that Landlord possesses fee simple title to the Project.

ARTICLE XXV.  Renewal Options.

Provided that Tenant shall not then be in default hereunder, after notice and expiration of the applicable cure period, Tenant shall have the right and option, by giving notice as set forth below, to extend and renew the term of this Lease for two (2) terms of three (3) consecutive years, beginning for the first renewal term on the day next following the Initial Term hereof, and beginning for the second renewal term on the day next following the expiration of the first renewal term.  Said renewal options are herein sometimes referred as the “Renewal Options” or a “Renewal Option”, and said renewal terms are sometimes herein referred to as the “Renewal Terms” or a “Renewal Term”.  If this Lease has been terminated, or if Tenant does not timely exercise the first Renewal Option or the second Renewal Option, then in any such event both Renewal Options shall lapse, as the case may be.  Each of said Renewal Options shall be upon the same terms and conditions as contained in this Lease, except that (i) Tenant shall be limited to said two (2) Renewal Options, (ii) Tenant shall not be entitled to any rental waivers, nor any allowances or construction work during or with respect to the Renewal Terms, and (iii) the Minimum Guaranteed Rental payable during a respective Renewal Term shall be as follows:

If Tenant properly exercises its first Renewal Option:

Portion of Lease Term	Minimum Guaranteed Rental	Monthly Installment
March 1, 2016 – February 28, 2017	$105,076.63	$8,756.39
March 1, 2017 – February 28, 2018	$108,228.93	$9,019.08
March 1, 2018 – February 28, 2019	$111,475.79	$9,289.65

If Tenant properly exercises its second Renewal Option:

Portion of Lease Term	Minimum Guaranteed Rental	Monthly Installment
March 1, 2019 – February 29, 2020	$114,820.07	$9,568.34
March 1, 2020 – February 28, 2021	$118,264.67	$9,855.39
March 1, 2021 – February 28, 2022	$121,812.61	$10,151.05

If Tenant desires to exercise a Renewal Option, Tenant shall give Landlord written notice thereof at least one hundred eighty (180) days prior to the commencement of such earliest ensuing Renewal Term, TIME BEING OF THE ESSENCE.

ARTICLE XXVI.  Additional Space.

26.1           Landlord shall use commercially reasonable efforts to make Tenant aware of any additional space at 41 Industrial Center that is or will be available for leasing during the Lease Term.  If Tenant promptly advises Landlord of its interest in such space, Landlord shall use good faith efforts to negotiate a lease for such space with Tenant.  Notwithstanding the foregoing, Landlord shall have no liability whatsoever by reason of either its failure to notify Tenant of any such available space or the failure of the parties to agree upon terms for such space.

ARTICLE XXVII.  Antenna.

27.1           Tenant shall be permitted to install (or permit another party to install) an antenna on the roof of the Premises for the exclusive use of Tenant and at no cost or expense to Landlord provided that (i) Tenant gives Landlord prior written notice, (ii) Tenant secures any permits required by governmental authority for installation, (iii) the antenna is in keeping with the aesthetics of the Building, does not exceed one (1) meter in diameter and is mounted either by non-penetrating roof mount, or exterior wall pole mount, (iv) it does not impair the structural integrity of the roof and is installed and screened in accordance with applicable governmental requirements and in accordance with methods first approved by Landlord by written notice to Tenant, (v) Tenant coordinates such installation with Landlord’s roof contractor to avoid violations of any roof warranties, (vi) Tenant agrees to remove the antenna upon expiration or termination of this Lease and repair any damage caused as a result thereof, and (vii) Tenant provides all insurance reasonably requested by Landlord for such dish or antenna.  In no event shall Tenant access, or authorize any other party to access, the roof without prior written notice thereof to Landlord.  Tenant’s obligation to cause the removal of the antenna at the expiration or earlier termination of this Lease and to repair all damage caused thereby shall expressly survive the expiration or earlier termination of the Lease.

[This space intentionally left blank]

Dated this _____ day of ________________, 2012.

WITNESS:	LANDLORD:

41 INDUSTRIAL CENTER LIMITED PARTNERSHIP

By: Industrial Center, Inc., General Partner

_______________________	By:_________________________(SEAL)
William A. Miller, Vice-President

WITNESS:	TENANT:
ANYTHING IT, INC.

_______________________	By:_____________________________(SEAL)
Name:___________________________
Title:____________________________